March 13, 2015

To our members--

I’m pleased to introduce this refresh of our traditional annual report – a simple letter designed to fill you in on what we’ve been up to over the last year, share where we’re headed, and explain how we intend to serve you.

You’ll see for your convenience we’ve also included three-year financial performance highlights. For further financial details, please refer to FHLBI’s 2014 10-K, filed today, March 13, 2015.

FHLBI 2014 Year in Review

As a general rule, the Federal Home Loan Bank of Indianapolis likes to stay out of the spotlight. We’re a stabilizing force for the local economy, focused on providing you, our Michigan and Indiana members, with one thing – liquidity on your terms. So it certainly caught our attention last September when our regulator, the Federal Housing Finance Agency (FHFA), proposed significant changes to FHLBank membership requirements – changes that may put at risk your ability to reliably access the liquidity provided by the FHLBI.

The proposed rule introduced several troubling new membership hurdles, including on-going home mortgage asset tests and residential lending tests, as well as new regulatory definitions that would disqualify some current and potential members from membership. Needless to say, we quickly got to work, making sure that each and every one of our members understood what was at stake for you, and for your communities.

The response we got back from you was nothing short of incredible. Members and friends of FHLBI sent in 149 comment letters to FHFA asking them to withdraw the proposed rule. That’s more than 11% of the unprecedented 1,328 letters the agency received on the proposal from across the country.

On behalf of the entire FHLBI staff, I thank you for your support. We’ll be certain to keep you apprised as new developments occur regarding this or other federal regulation or legislation that could impact your access to FHLBI’s services.

Results That Keep On Giving

When you come to FHLBI to access low-cost advances, or to sell us your originated mortgage loans, you’re really making an investment in your future, and your community’s future. For example, your active involvement with FHLBI resulted in dividend payouts on class B-1 capital stock at an annualized rate of 4.0% for the fourth quarter of 2014. And, based on 2014 income before assessments, the bank allocated $13 million to its Affordable Housing Program (AHP). In 2015, these funds will be available to FHLBI members to help address their communities' affordable housing needs, including housing rehabilitation, construction and accessibility, and homebuyer down-payment assistance.

Liquidity on Your Terms

At FHLBI we understand that each member is unique – with its own business strategy and goals, customer mix, and local community at play. So we know that liquidity needs won’t be one-size-fits-all, and we’re committed to working with you to find the right solution.

Credit Services
Of course, credit services (including advances, letters of credit and lines of credit) will always be the cornerstone of our balance sheet – it’s why the FHLB System was created. We understand that advances play an important part in meeting your funding needs, from managing your deposit levels, to feeding your mortgage pipelines, to addressing your investment opportunities and other balance sheet strategies. That’s why we offer numerous credit products that can be tailored to meet your specific liquidity goals, whether you’re a local depository, a regional financial institution, or a company with operations across the entire United States.

For example, last summer we introduced our symmetrical advance as a long-term hedge against rising interest rates. In essence, the symmetrical is a long-term fixed rate bullet advance that allows members to monetize a gain of up to 10% in a rising rate environment. Because we’re committed to meeting your needs, advances grew 20% to $20.8 billion in 2014. Thank you for choosing us as a funding partner.

Mortgage Purchase Program (MPP) Advantage
MPP Advantage is rapidly growing in popularity with members looking to enhance their liquidity position and reduce interest rate risk by selling off their mortgage originations. The most impactful element of the MPP Advantage is the Lender Risk Account (LRA), which replaces traditional guarantee fees. Members that sell us eligible mortgages are rewarded by payouts from the LRA over the life of each mortgage pool that continues to perform, and face no further credit risk related to those mortgages once they have been sold to FHLBI.

This competitively priced alternative to Fannie and Freddie has become a great success. MPP serves members in another way, too. These high-quality mortgages held on the FHLBI balance sheet provide balance and stability to our bank. As of December 31, 2014, mortgage loans held for portfolio grew 11% to $6.8 billion. We truly appreciate your continued interest in MPP Advantage.

25 Years of Community Impact

2015 marks 25 years of the FHLBank System’s Affordable Housing Program (AHP) and Community Investment Program (CIP), strengthening communities across the U.S. by awarding 10% of profits in the form of housing grants and lower-cost loans in support of projects that benefit low-to moderate-income families or neighborhoods each year.

Since 1989, FHLBI has awarded nearly $250 million in AHP grants and provided over $2.5 billion in low-cost advances and letters of credit through CIP. In 2014, FHLBI awarded $17.6 million in competitive AHP grants, and issued $251 million in CIP credit products. Thank you for helping to make these affordable housing programs a success – I’m incredibly proud of the work we do together to improve the communities we serve.

Transitions

In 2014 our members re-elected four directors to the FHLBI Board of Directors. I look forward to the continued leadership of Jim MacPhee (Kalamazoo County State Bank, Kalamazoo, MI) as Board Chair, as well as the counsel of Dan Moore (Home Bank, Martinsville, IN), Thomas Sullivan (Mercantile Bank of Michigan, Grand Rapids, MI), and Larry Swank (Sterling Group, Mishawaka, IN) through 2018.

We also bid farewell to board member Elliot A. Spoon (Michigan State University, East Lansing, MI) as we were mandated to reduce our Independent Director representation from eight to seven. Elliot served with distinction on the Board from 2008 through 2014; I valued his keen insights, his commitment to the Bank, and his sense of humor.

Inside FHLBI, EVP Bob Gruwell is retiring Friday, April 3, after seven years with the bank. His commitment to the bank and its members has been unrelenting, and he has provided strong leadership and mentoring to our next generation of financial, credit services and marketing senior management. With Bob’s retirement, Greg Teare, who most recently served as SVP and Chief Banking Officer, will take on the role of CFO for the bank.

The Year Ahead

FHLBI members kicked off 2015 with reduced activity-based capital stock requirements. Effective Dec. 31, 2014, we reduced those requirements from 5% to 4.5%. Throughout this year we will continue to offer products and solutions designed to meet your business needs.

Right now we’re in the planning phases now for our 2015 Shareholder Symposiums – slated for Grand Rapids, MI, August 10-11, and Indianapolis, IN, August 24-25. We’re putting together an incredible agenda of guest speakers, including Josh Linkner, the founding partner of Detroit Venture Partners, Marci Rossell, former Chief Economist for CNBC, and leadership from the Mortgage Bankers Association. We’ll also feature targeted break-out sessions, so it will be a great opportunity to learn and network with your peers and put faces to the names of those at FHLBI who work every day to provide you liquidity on your terms.

I look forward to seeing you there!

Sincerely,
Cindy Konich
FHLBI President and CEO

Financial Performance Highlights*
($ in millions)

	As of and for the Years Ended December 31,
	2014	2013	2012
Selected Balance Sheet Items:
Advances	$20,789	$17,337	$18,130
Investments	10,539	10,780	16,845
Mortgage loans held for portfolio, net	6,820	6,168	5,994
Total assets	41,853	37,764	41,220

Consolidated obligations	38,071	34,019	36,332
MRCS	16	17	451
Capital stock, Class B putable	1,551	1,610	1,634
Retained earnings	777	730	584
Total capital	2,375	2,362	2,208

Selected Income Items:
Net interest income	$184	$223	$239
Other income (loss)	13	69	(13)
Operating expenses	62	61	53
Total assessments	13	25	18
Net income	117	203	140

Selected Financial Ratios:
Net interest margin	0.47%	0.56%	0.58%
Return on average equity	4.72%	8.82%	6.77%
Return on average assets	0.30%	0.51%	0.34%
Dividend rate (weighted average)	4.18%	3.50%	3.13%
Dividend payout ratio	58.96%	28.37%	35.15%
GAAP capital ratio	5.68%	6.25%	5.36%
Regulatory capital ratio	5.60%	6.24%	6.48%
Average equity to average assets	6.29%	5.75%	5.04%

*These Financial Performance Highlights should be read in conjunction with FHLBI’s 10-K on file with the SEC.

5